Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651

Lear Reports Second-Quarter 2008 Financial Results
and Updates Full-Year 2008 Outlook

SOUTHFIELD, Mich., July 29, 2008 -- Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating systems, electrical distribution systems and electronic products, today reported financial results for the second quarter of 2008 and updated its outlook for the full year of 2008.

Highlights:

▪	Net sales of $4.0 billion
▪	Core operating earnings of $164 million
▪	Positive free cash flow of $16 million
▪	Acceleration of global restructuring actions
▪	Continued progress on diversification of global sales
▪	Amendment of credit facility extends commitments to 2012
▪	Ranked highest among all major seat manufacturers in 2008 J.D. Power and Associates Seat Quality and Satisfaction Study

For the second quarter of 2008, Lear reported net sales of $4.0 billion and pretax income of $55.8 million, including restructuring costs of $58.3 million. This compares with net sales of $4.2 billion and pretax income of $143.9 million, including restructuring costs of $34.8 million and other special items of $3.4 million, for the second quarter of 2007. Net income was $18.3 million, or $0.23 per share, for the second quarter of 2008 as compared with net income of $123.6 million, or $1.58 per share, for the second quarter of 2007.

Income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) was $163.8 million for the second quarter of 2008. This compares with core operating earnings of $229.3 million for the second quarter of 2007. A reconciliation of core operating earnings to pretax income as determined by generally accepted accounting principles (“GAAP”) is provided in the attached supplemental data pages.

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“Business conditions in North America were very difficult in the second quarter, primarily due to sharply lower industry production, a significant mix shift away from full-size pickups and large SUVs and higher raw material and energy prices. In this challenging environment, the Lear team remained focused on further diversifying our sales, implementing structural cost reduction actions, investing in growth opportunities and proactively managing our liquidity requirements,” said Bob Rossiter, Lear Chairman, Chief Executive Officer and President.

“We have a clear operating plan and committed liquidity to manage through the challenging business conditions we see ahead,” Rossiter added.

The decline in net sales for the quarter primarily reflects a 15% decline in industry production in North America, including the impact of the American Axle strike, partially offset by favorable foreign exchange.

In the seating segment, net sales were down, driven by lower industry production and unfavorable platform mix in North America, partially offset by favorable foreign exchange. Operating margins declined, reflecting the impact of lower production in North America, offset in part by improved operating performance. In the electrical and electronic segment, net sales increased slightly, driven by favorable foreign exchange and the addition of new business, partially offset by lower industry production in North America. Operating margins improved, primarily as a result of favorable operating performance, including savings from restructuring actions, as well as the recovery of previously-incurred program-related engineering expenditures.

In the second quarter of 2008, free cash flow was $15.7 million, compared with free cash flow of $204.0 million in the second quarter of 2007. The decline in free cash flow compared with a year ago primarily reflects lower earnings and unfavorable net working capital, including the adverse impact of the American Axle strike. (Net cash provided by operating activities was $68.4 million in the second quarter of 2008 as compared with $289.3 million in the second quarter of 2007. A reconciliation of free cash flow to net cash provided by operating activities as determined by GAAP is provided in the attached supplemental data pages.)

Given the challenging business environment, including volatility in the capital markets, Lear continued to aggressively restructure its global operations and proactively took steps to improve its long-term liquidity position. The Company received support from banks under its senior credit facility to extend a portion of the Company’s revolving credit commitments from 2010 to 2012. As a result, Lear now has $1.3 billion of aggregate revolving credit commitments available, $822 million of which mature on January 31, 2012, and $468 million of which mature on March 23, 2010. In addition, Lear entered into committed factoring agreements that provide for the non-recourse sale of up to €315 million of European accounts receivable through April 30, 2011.

Lear’s focus on quality improvement continued during the second quarter, with Lear ranking highest in quality among all major seat manufacturers based on the 2008 J.D. Power and Associates Seat Quality and Satisfaction Study. Lear has been the top-ranking major seat manufacturer in overall automotive seat quality in the J.D. Power Seat Study for seven of the last eight years.

Lear is also continuing to make progress on its strategic priorities. The new global organization structure for the Company’s business units is now fully in place and operational. In addition, the longer-term growth and margin improvement plan for the electrical and electronic business is on track.

Further, Lear has won about $600 million of net new business globally in the first half of the year. This new business represents further diversification of Lear’s sales.

Full-Year 2008 Outlook

Lear expects 2008 net sales to be approximately $15.0 billion, compared with its prior outlook of $15.3 billion. The decrease is primarily the result of lower forecasted industry production in North America.

Lear anticipates 2008 income before interest, other expense, income taxes, restructuring costs and other special items (core operating earnings) of $550 to $600 million, down from the previous outlook of $600 to $640 million, also reflecting lower industry production in North America. Restructuring costs in 2008 are estimated to increase to approximately $140 million, reflecting further capacity actions and census reductions.

Interest expense for 2008 is estimated to be between $190 and $200 million. Pretax income before restructuring costs and other special items is estimated to be in the range of $325 to $375 million. Tax expense is expected to be approximately $125 million, depending on the mix of earnings by country.

Capital spending in 2008 is estimated to be in the range of $230 to $250 million. Depreciation and amortization expense is estimated to be about $300 million. Free cash flow is expected to be about $150 million for the year.

Key assumptions underlying Lear's financial outlook include expectations for 2008 industry vehicle production in North America of approximately 13.5 million units as compared with about 13.8 million units in our previous guidance. Lear expects 2008 production in North America for the Domestic Three to be down about 15% from 2007. In Europe, we expect industry production of approximately 20.3 million units. In addition, we are assuming an exchange rate of $1.54/Euro.

Lear will webcast a conference call to review the Company’s second-quarter 2008 financial results and related matters on Tuesday, July 29, 2008, at 9:00 a.m. EDT through the Investor Relations link at http://www.lear.com. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until August 14, 2008, with a Conference I.D. of 48592314.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding “income before interest, other expense, income taxes, restructuring costs and other special items” (core operating earnings), "pretax income before restructuring costs and other special items" and "free cash flow" (each, a non-GAAP financial measure). Other expense includes, among other things, non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with the Company’s asset-backed securitization and factoring facilities, minority interests in consolidated subsidiaries, equity in net income of affiliates and gains and losses on the sale of assets. Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items (including those items that are included in other expense) that are not indicative of the Company's core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company's results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.

Core operating earnings, pretax income before restructuring costs and other special items and free cash flow should not be considered in isolation or as a substitute for pretax income, net income, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

For reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at http://www.lear.com. Given the inherent uncertainty regarding special items, other expense and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, changes in actual industry vehicle production levels from the Company’s current estimates, fluctuations in the production of vehicles for which the Company is a supplier, the loss of business with respect to, or the lack of commercial success of, a vehicle model for which the Company is a significant supplier, including declines in sales of full-size pickup trucks and large sport utility vehicles, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company's ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs, timing and success of restructuring actions, increases in the Company's warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company's key customers and suppliers, the cost and availability of raw materials and energy, the Company's ability to mitigate increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the Company’s ability to access capital markets on commercially reasonable terms and other risks described from time to time in the Company's Securities and Exchange Commission filings. In particular, the Company’s financial outlook for 2008 is based on several factors, including the Company’s current industry vehicle production and raw material pricing assumptions. The Company’s actual financial results could differ materially as a result of significant changes in these factors.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

Lear Corporation is one of the world's leading suppliers of automotive seating systems, electrical distribution systems and electronic products. The Company's world-class products are designed, engineered and manufactured by a diverse team of 91,000 employees at 215 facilities in 35 countries. Lear's headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	June 28,	June 30,
	2008	2007

Net sales	$ 3,979.0	$ 4,155.3

Cost of sales	3,717.9	3,817.7
Selling, general and administrative expenses	155.6	142.8
Divestiture of Interior business	-	(0.7)
Interest expense	45.6	51.3
Other expense, net	4.1	0.3

Income before income taxes	55.8	143.9
Income tax provision	37.5	20.3

Net income	$ 18.3	$ 123.6

Basic net income per share	$ 0.24	$ 1.61

Diluted net income per share	$ 0.23	$ 1.58

Weighted average number of shares outstanding
Basic	77.3	76.7
Diluted	78.4	78.2

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Six Months Ended
	June 28,	June 30,
	2008	2007

Net sales	$ 7,836.6	$ 8,561.4

Cost of sales	7,279.4	7,912.9
Selling, general and administrative expenses	288.8	269.3
Divestiture of Interior business	-	24.9
Interest expense	93.0	102.8
Other expense, net	10.1	25.3

Income before income taxes	165.3	226.2
Income tax provision	68.8	52.7

Net income	$ 96.5	$ 173.5

Basic net income per share	$ 1.25	$ 2.27

Diluted net income per share	$ 1.23	$ 2.22

Weighted average number of shares outstanding
Basic	77.3	76.5
Diluted	78.4	78.1

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	June 28,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Current:
Cash and cash equivalents	$ 623.5	$ 601.3
Accounts receivable	2,454.7	2,147.6
Inventories	691.0	605.5
Other	438.4	363.6
	4,207.6	3,718.0
Long-Term:
PP&E, net	1,393.9	1,392.7
Goodwill, net	2,084.3	2,054.0
Other	661.8	635.7
	4,140.0	4,082.4

Total Assets	$ 8,347.6	$ 7,800.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current:
Short-term borrowings	$ 30.1	$ 13.9
Accounts payable and drafts	2,579.9	2,263.8
Accrued liabilities	1,316.4	1,230.1
Current portion of long-term debt	53.9	96.1
	3,980.3	3,603.9
Long-Term:
Long-term debt	2,302.2	2,344.6
Other	764.8	761.2
	3,067.0	3,105.8

Stockholders' Equity	1,300.3	1,090.7

Total Liabilities and Stockholders' Equity	$ 8,347.6	$ 7,800.4

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

		Three Months Ended
		June 28,	June 30,
		2008	2007
	Net Sales
	North America	$ 1,359.6	$ 1,909.2
	Europe	2,048.1	1,790.5
	Rest of World	571.3	455.6
	Total	$ 3,979.0	$ 4,155.3

	Net Sales - Core Businesses
	North America	$ 1,359.6	$ 1,877.6
	Europe	2,048.1	1,756.4
	Rest of World	571.3	455.6
	Total	$ 3,979.0	$ 4,089.6

	Content Per Vehicle*
	North America	$ 398	$ 473
	North America - core businesses	$ 398	$ 465
	Europe	$ 375	$ 340
	Europe - core businesses	$ 375	$ 333

	Free Cash Flow**
	Net cash provided by operating activities	$ 68.4	$ 289.3
	Net change in sold accounts receivable	(2.7)	(46.2)
	Net cash provided by operating activities before
	net change in sold accounts receivable	65.7	243.1
	Capital expenditures	(50.0)	(39.1)
	Free cash flow	$ 15.7	$ 204.0

	Depreciation and Amortization	$ 77.4	$ 75.7

	Core Operating Earnings **
	Pretax income	$ 55.8	$ 143.9
	Interest expense	45.6	51.3
	Other expense, net	4.1	0.3
	Restructuring costs and other special items -
	Costs related to restructuring actions	58.3	34.8
	Costs related to divestiture of Interior business	-	1.1
	Costs related to merger transaction	-	2.3
	Less: Interior business	-	(4.4)
	Core Operating Earnings	$ 163.8	$ 229.3

*	Content Per Vehicle for 2007 has been updated to reflect actual production levels.

**	See "Non-GAAP Financial Information" included in this press release.

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle and share data)

		Six Months Ended
		June 28,	June 30,
		2008	2007
	Net Sales
	North America	$ 2,808.4	$ 4,135.0
	Europe	3,978.3	3,557.2
	Rest of World	1,049.9	869.2
	Total	$ 7,836.6	$ 8,561.4

	Net Sales - Core Businesses
	North America	$ 2,808.4	$ 3,523.0
	Europe	3,978.3	3,489.2
	Rest of World	1,049.9	860.3
	Total	$ 7,836.6	$ 7,872.5

	Content Per Vehicle*
	North America	$ 407	$ 527
	North America - core businesses	$ 407	$ 449
	Europe	$ 371	$ 338
	Europe - core businesses	$ 371	$ 331

	Free Cash Flow**
	Net cash provided by operating activities	$ 194.2	$ 247.5
	Net change in sold accounts receivable	(114.4)	(7.3)
	Net cash provided by operating activities before
	net change in sold accounts receivable	79.8	240.2
	Capital expenditures	(95.5)	(68.3)
	Free cash flow	$ (15.7)	$ 171.9

	Depreciation and Amortization	$ 151.9	$ 150.2

	Basic Shares Outstanding at end of quarter	77,312,692	76,700,558

	Diluted Shares Outstanding at end of quarter***	78,057,000	78,156,875

	Core Operating Earnings **
	Pretax income	$ 165.3	$ 226.2
	Interest expense	93.0	102.8
	Other expense, net	10.1	21.4
	Restructuring costs and other special items -
	Costs related to restructuring actions	81.9	50.6
	Costs related to divestiture of Interior business	-	34.9
	U.S. salaried pension plan curtailment gain	-	(36.4)
	Costs related to merger transaction	-	11.7
	Loss on joint venture transaction	-	3.9
	Less: Interior business	-	(15.6)
	Core Operating Earnings	$ 350.3	$ 399.5

*	Content Per Vehicle for 2007 has been updated to reflect actual production levels.

**	See "Non-GAAP Financial Information" included in this press release.

***

Calculated using stock price at end of quarter. Excludes certain shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

****	Reported 2007 other expense, net of $25.3 million includes the loss on joint venture transaction of $3.9 million
	listed below.